                                                                  Exhibit (a)(2)

                              CERTIFICATE OF TRUST
                                       of
                               ETF Advisors Trust

This Certificate of Trust for ETF Advisors Trust (the "Trust"), a business trust to be registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit.12, (S)3810) and sets forth the following:

1.  The name of the trust is:
    ETF Advisors Trust

2. As required by 12 Del. Code Ann. tit. 12 sections 3807 and 3810, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

    The Corporation Trust Company
    1209 Orange Street
    Wilmington, Delaware 19801, County of Newcastle

3.  This certificate shall be effective upon filing.

4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 29th day of May 2002 in Fort Wayne, Indiana, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustee's belief or knowledge.

/s/Donald A. Sherman
------------------------------------
Signature of Initial Trustee
Initial Trustee
Donald A. Sherman